UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Frequently Asked Questions Regarding the Merger Transaction
1.	Background and Benefits of the Transaction to Shareholders [active link]

2.	Investor Group [active link]

3.	Transaction Evaluation Process [active link]

4.	What Happens If the Transaction Does Not Close [active link]

5.	How to Vote [active link]

6.	Details on the Annual Shareholders Meeting [active link]
Where to Find Additional Information:
If you have more questions about the Transaction or the other matters to be considered at the annual meeting, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy materials, you should contact our proxy solicitor, Georgeson Inc., toll-free at: (888) 605-7523. Click here if you are a registered shareholder to “Vote Now” — if you hold shares through a broker or nominee, please contact your broker or nominee for voting instructions.

Background and Benefits of the Transaction to Shareholders:
Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of TXU Corp. by Texas Energy Future Holdings Limited Partnership (TEF), an entity formed by an investor group led by KKR and TPG. Upon approval by shareholders and the satisfaction of certain other closing conditions, TEF Merger Sub Corp will merge with and into TXU Corp., and each share of common stock of TXU will be converted into the right to receive $69.25 in cash, without interest, and less any applicable withholding tax. As a result of the Merger, TXU Corp. would become a subsidiary of TEF and no longer be a publicly held corporation, and its Common Stock would be delisted from the New York and Chicago stock exchanges.

Q.	What will shareholders receive if the transaction closes?

A.	Upon completion of the transaction, shareholders will be entitled to receive $69.25 in cash for each share of Common Stock that they own.

Q.	What level of premium does the offer price provide?

A.	The $69.25 per share price represents an approximately 25% premium to the average closing price of TXU Common Stock for the 20-trading-day period ending on February 22, 2007, the last full trading day before press speculation about a possible merger transaction.

Q.	Does the TXU Board of Directors support this transaction?

A.	The TXU Board of Directors and the Special Transactions Committee unanimously determined that the Transaction is in the best interests of TXU shareholders and have unanimously recommended that shareholders vote “FOR” the transaction.

Q.	Why does the TXU Board of Directors recommend that shareholders approve the transaction for $69.25 per TXU share?

A.	TXU believes shareholders should consider the following factors in deciding how to vote:
•	The Board of Directors determined that the $69.25 per share offer maximizes value to shareholders and is superior to any alternative the Board considered.

•	The Board of Directors has unanimously recommended that shareholders vote in favor of the proposed merger agreement.

•	The offer represented a 25% premium to the average closing price during the 20-trading-day period prior to press speculation about a possible merger transaction.

•	An independent and objective process was used to evaluate the offer.

•	Following the announcement of the acquisition, TXU management was allowed 50 days to find an alternative buyer who would be willing to provide superior value. During that time over 70 parties were contacted and, in the end, no superior offer was received.
In light of volatile commodity and equity market signals, the Board of Directors re-evaluated its recommendation in July and re-affirmed the recommendation of a vote “FOR” the merger.
Q.	Do I really need to vote? I do not own that many shares of TXU stock.

A.	Your vote is very important regardless of the number of shares of Common Stock you own. We cannot complete the transaction unless holders of two-thirds or more of the outstanding shares of common stock vote for the approval of the transaction. A failure to vote will have the same effect as a vote against the approval of the transaction.

Q.	When do you expect the transaction to be completed?

A.	We are working toward completing the transaction as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2007, assuming satisfaction or waiver of all of the conditions to the transaction. However, because the transaction is subject to certain conditions, including approval of the Merger Agreement by our shareholders, receipt of certain regulatory approvals and the conclusion of the Marketing Period (as defined in the definitive merger proxy), the exact timing of the completion of the transaction and the likelihood thereof cannot be predicted.
Q.	Have any proxy advisory firms voted for the transaction?

A.	Yes, each of the four most prominent proxy advisory firms affirmed the Board’s unanimous recommendation that sharholders vote “FOR” the merger agreement between TXU and Texas Energy Future Holdings Limited Partnership (TEF). Many institutional shareholders rely on these independent firms in determining how they will vote. Recently, Institutional Shareholder Services (ISS) and Glass Lewis, two leading independent proxy advisory firms, added their recommendations “FOR” the merger transaction. Egan-Jones and Proxy Governance, two additional independent proxy advisory firms, had previously issued opinions recommending that shareholders vote in favor of the merger. Please visit http://www.txucorp.com/investres/merger.aspx for additional information related to the proxy governance firms’ recommendations.
Investor Group
Q.	Who are the members of the investor group?

A.	The investor group is being led by Kohlberg Kravis Roberts & Co. (KKR), Texas Pacific Group (TPG) and Goldman Sachs & Co. Additionally, there are a number of other financial institutions that are expected to be equity investors at closing.

Kohlberg Kravis Roberts & Co. (KKR) is one of the world’s largest and most successful private equity firms and has completed buyout transactions that are among the most complex in history. However, the firm’s investment approach is fundamentally simple. It acquires industry-leading companies and works with management and employees to grow and improve them. Established in 1976, it has completed over 140 transactions.

Texas Pacific Group (TPG) is a private investment partnership that was founded in 1992 and currently has more than $30 billion in assets under management. Headquartered in Fort Worth, with offices in San Francisco, London, Hong Kong, New York, Minneapolis, Melbourne, Menlo Park, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG seeks to invest in world-class franchises across a range of industries.

Goldman Sachs is a global investment banking, securities and investment management firm. Goldman Sachs provides a wide range of services to a substantial and diversified client base, which includes corporations, institutional investors, governments, non-profit organizations and individuals. The firm’s headquarters are in New York and it maintains significant offices in London, Frankfurt, Tokyo, Hong Kong and other financial centers around the world.
Transaction Evaluation Process
Q.	What process did TXU go through to evaluate the offer?

A.	TXU’s Board of Directors formed a Strategic Transactions Committee, consisting of four independent directors, to facilitate the efficient and effective review of the KKR/TPG proposal and TXU Corp.’s other strategic alternatives. TXU and the Strategic Transactions Committee engaged two advisors, Credit Suisse and Lazard, who each issued opinions confirming the fairness, from a financial point of view, of the investor group’s proposal to TXU shareholders.

Following the announcement of the transaction, the Company was allowed 50 days to find an alternative buyer who would be willing to provide superior value. During that time over 70 parties were contacted and, in the end, no superior offer was received.

On July 12, 2007 the Board’s independent financial advisor, Lazard, delivered to the Board of Directors and the Strategic Transactions Committee an updated opinion, to the effect that, as of that date the per share offer was fair, from a financial point of view. That same day, after discussion of the various changes in the marketplace and in TXU Corp.’s businesses since February 2007 and after receiving the recommendation of the Strategic Transactions Committee, the Board of Directors resolved to unanimously recommend that shareholders vote to approve the Merger Agreement.

Q.	What is the TXU Corp. Board of Director’s recommendation for the transaction?

A.	After careful consideration in both February and July of 2007, and following receipt of the unanimous recommendation of the Strategic Transactions Committee of the Board of Directors, the Board of Directors unanimously recommends that you vote “FOR” the approval of the Merger Agreement.

Q.	What specific facts influenced the Board’s unanimous decision to recommend the transaction?

A.	The Board reached its conclusion based on a number of factors, including the following considerations:
•	The Board of Directors determined that the $69.25 per share offer maximizes value to shareholders and is superior to any alternative the Board considered. The offer represented an approximate 25% premium to the average closing price of Common Stock for the 20-day-trading period ending on February 22, 2007, the last full trading day before press speculation about a possible merger transaction.

•	The offer represented a premium to the values the Board of Directors believed, after consultation with management and the Company’s financial advisors and the Strategic Transactions Committee would reasonably be likely to result from the execution of the company’s current business plan or any modification or alternative.
•	Following the announcement of the acquisition, TXU management was allowed 50 days to find an alternative buyer who would be willing to provide superior value. During that time over 70 parties were contacted and, in the end, no superior offer was received.
•	In light of volatile commodity and equity market signals, the Board of Directors re-evaluated its recommendation in July and re-affirmed the recommendation of a vote “FOR” the merger.

•	The transaction removes shareholders’ exposure to the risks inherent in continuing as a public company. These risks include operational and regulatory risks associated with TXU Corp.’s planned construction of new coal-fueled electric generation facilities, risks of changes in government regulation at the federal and state levels, including, but not limited to, potential environmental related restrictions that could reduce the value of TXU Corp.’s assets, and risks resulting from the sensitivity of the market value of TXU Corp.’s generating assets to the price of natural gas.

•	New laws in Texas that would likely require the Public Utility Commission of Texas (PUCT) approval of any direct or indirect change in control of Oncor suggest that it could be more difficult in the future to obtain a transaction that would realize a premium to the trading value of the Common Stock.

•	The downturn in the leveraged debt capital markets, combined with the increase in interest rates will make it more difficult for financial or other buyers to arrange debt financing that would permit an alternative cash transaction at a price superior to the $69.25 offer.
•	The offer was evaluated by objective and independent parties.
•	In February 2007 two advisors (Credit Suisse and Lazard) issued fairness opinions stating the proposal is fair, from a financial point of view, to TXU shareholders.

•	Lazard reaffirmed its opinion in July 2007.

•	The process was led by the Special Transactions Committee, which was composed of four independent directors.
What Happens If the Transaction Does Not Close
Q.	If the transaction does not close, what would happen to TXU?

A.	Absent the closing of the investor group transaction, TXU would likely be split into three separate companies as disclosed in the proxy and in the Shareholder Presentation filed with the SEC on August 13, 2007. The Strategic Transactions Committee evaluated and determined that the offer of $69.25 per share price is superior to this plan. TXU management together with the Company’s Board of Directors will reevaluate the Company’s strategic plans and direction.

Q.	If the transaction does not close, what happens to my shares of TXU stock?

A.	If the transaction does not close, you will continue to own your shares and retain your rights as a shareholder of the Company, but you will not receive $69.25 per share in cash for each share of Common Stock that you own.

Q.	What legislative risks could TXU face as a stand-alone company?

A.	New laws in Texas that would likely require PUCT approval of any direct or indirect change in control of Oncor suggest that it could be more difficult in the future to obtain a transaction that would realize a premium to the trading value of the Common Stock of TXU.
How to Vote
Q.	What is the deadline for voting my shares?

A.	All shares must be voted before or during the Annual Shareholder meeting on September 7, 2007. Vote now! (click here if you are a registered shareholder: active link to “Vote Now”). You may also vote by telephone (click here for instructions on voting by telephone) by following the easy instructions on the proxy card, or by signing, dating and returning the proxy card promptly to ensure your shares are voted.

If you hold shares through a broker or nominee, please contact your broker or nominee for voting instructions.

Shareholders who have questions or need assistance in the voting of their shares should call TXU’s proxy solicitor, Georgeson, Inc., toll-free at (888) 605-7523 (banks and brokers may call collect at (212) 440-9800).

TXU’s Annual Meeting of Shareholders will be held on September 7, 2007 at 9:30 a.m. local time in the Dallas Ballroom of the International Conference and Exposition Center located in the Adam’s Mark Hotel at 400 North Olive Street, Dallas, Texas 75201.

Each TXU shareholder’s vote is extremely important, regardless of the number of shares owned. A failure to vote will have the same effect as a vote against the transaction.

Q.	What am I being asked to vote on at the annual meeting?

A.	You are being asked to consider and vote on a proposal to approve the Merger Agreement that provides for the acquisition of TXU Corp. by Parent and to approve any proposal by TXU Corp. to adjourn or postpone the annual meeting, if determined to be necessary. In addition, you are being asked to consider and vote on the election of directors of TXU Corp.; the selection of Deloitte & Touche LLP as TXU Corp.’s independent auditor for the year ending December 31, 2007; two shareholder proposals, if presented at the annual meeting; and any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	How can I vote my shares of Common Stock in person at the annual meeting?

A.	Shares of Common Stock held directly in your name as the shareholder of record on the record date may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting.

Shares of Common Stock held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder (your broker, bank or other nominee) giving you the right to vote the shares. Your vote is important. Accordingly, we urge you to vote by proxy whether or not you plan to attend the annual meeting.

Q.	What steps should I take if I want to attend the annual meeting?

A.	If you plan to attend the annual meeting, please note that only TXU Corp. shareholders entitled to vote at the meeting or their proxy holders and TXU Corp’s guests may attend the meeting. Space is limited; therefore, admission to the annual meeting will be on a first-come, first-served basis. Each shareholder or proxyholder and each guest will be asked to present valid picture identification, such as a driver’s license or passport. If your shares are held through a broker, bank or other nominee, you must bring to the meeting an account statement or letter from the holder of record indicating that you beneficially owned the shares on the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q.	How can I vote my shares of Common Stock without attending the annual meeting?

A.	Whether you hold shares of Common Stock directly as the shareholder of record or beneficially in street name, when you vote via the Internet, by telephone or when you return your proxy card or voting instructions, properly signed, the shares represented will be voted in accordance with your directions.

Q.	What vote of TXU Corp.’s shareholders is required to approve the Merger Agreement?

A.	For us to complete the Merger, shareholders holding two-thirds or more of the outstanding shares of Common Stock on the record date must vote “FOR” the approval of the Merger Agreement, with each share having a single vote for these purposes. Accordingly, failure to vote, or an abstention will have the same effect as a vote “against” approval of the Merger Agreement. If you hold your shares through a bank, broker or nominee, your shares will NOT be votes unless you instruct your bank, broker or nominee how to vote your shares.

Q.	Am I eligible to vote?

A.	All shareholders who are the record owner of shares of Common Stock at the close of business on the date of record, July 19, 2007, will be entitled to vote the shares of Common Stock that they hold on the record date at the annual meeting scheduled for September 7, 2007.

Q.	Will I continue to receive regular quarterly dividends?

A.	TXU’s current policy is to provide quarterly cash dividends on your shares of Common Stock at a rate of $0.4325 per share. The terms of the Merger Agreement allow us to continue this policy through the last regular quarterly dividend record date preceding the closing date of the Merger. However, any future decision by TXU Corp.’s board of directors (the “Board of Directors”) to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and legislative and regulatory changes.

Q.	Will the proceeds I receive for my shares in the Merger be taxable to me?

A.	Yes. Your receipt of cash in exchange for Common Stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

Q.	Should I send in my stock certificates now?

A.	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the applicable Per Share Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the applicable portion of the Merger Consideration to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q.	How do I revoke or change my vote?

A.	You can change your vote at any time, before your proxy is voted at the annual meeting. If you are the shareholder of record, you may revoke your proxy by providing written notice to the Secretary of TXU Corp. at 1601 Bryan Street, Dallas, Texas 75201-3411, by telephone by calling the toll free number 1-888-693-8683, or by accessing the Internet website www.cesvote.com. In addition, your proxy may be revoked by attending the annual meeting and voting in person. However, simply attending the annual meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q.	What happens if I sell my shares of Common Stock before the annual meeting?

A.	The record date of the annual meeting is earlier than the annual meeting date and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting, but will have transferred the right to receive the Per Share Merger Consideration. In order to receive the Per Share Merger Consideration, you must hold your shares through completion of the Merger. If you have sold your shares of Common Stock after the record date, we still encourage you to vote your shares as recommended by the Board of Directors.
Details on the Annual Shareholders Meeting
Q.	Where and when is the annual meeting?

A.	The annual meeting will be held at 9:30 a.m., local time, on Friday, September 7, 2007, in the Dallas

Ballroom of the International Conference and Exposition Center located in the Adam’s Mark Hotel at 400 North Olive Street, Dallas, Texas 75201.
Q.	Who is eligible to vote and attend the annual meeting?
A.	All shareholders who are the record owner of shares of Common Stock at the close of business on the date of record, July 19, 2007, will be entitled to receive notice of the annual meeting, to attend the annual meeting and to vote the shares of Common Stock that they hold on the record date at the annual meeting (including if the annual meeting is postponed to a day on or before September 17, 2007), or any adjournments of the annual meeting.
Additional Information and Where to Find It
In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a definitive proxy statement with the Securities and Exchange Commission (“the SEC”). A definitive proxy statement and a form of proxy have been mailed to the shareholders of TXU. BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. TXU’s shareholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. TXU’s shareholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents from the TXU’s website (http://www.txucorp.com) or by directing a request by mail or telephone to:

Georgeson Inc.	or	Corporate Secretary
17 State Street		TXU Corp.
10th Floor		Energy Plaza
New York, NY 10004		1601 Bryan
Dallas, TX 75201
Phone: (888) 605-7523		Phone: (214) 812-4600
Participants in the Solicitation
TXU and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU’s shareholders with respect to the Merger. Information about the TXU’s directors and executive officers and their ownership of TXU’s common stock is set forth in TXU’s definitive proxy statement for TXU’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 24, 2007. Shareholders may obtain additional information regarding the interests of TXU and its directors and executive officers in the Merger, which may be different than those of TXU’s shareholders generally, by reading the definitive proxy statement filed with the SEC and other relevant documents regarding the Merger.